UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBETEL COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0292161
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

444 Brickell Avenue

Suite 522

Miami, FL 33131

(Address of Principal Executive Offices)

GlobeTel Communications Corp. 2003 Employee Benefit Plan

(Full Title of the Plan)

Timothy M. Huff

Chief Executive Officer

444 Brickell Avenue, Suite 522

Miami, FL 33131

(305) 579-9922

(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Dennis J. Olle

Adorno & Yoss, P.A.

2601 S. Bayshore Drive, Suite 1600

Miami, FL 33133

(305) 858-5555

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Proposed maximum Amount to be registered(1)	Proposed maximum offering price per share(2)	Amount of aggregate offering price(2)	Registration fee(3)

Common Stock, par value $.00001	21,000,000	$.0325	$682,500	$55.21

(1)	This Registration Statement also covers an indeterminate number of shares of GlobeTel Communications Corp. common stock that may be issued to adjust the numbers of shares issued pursuant to the employee benefit plan described herein as the result of any future stock splits, stock dividends, or other adjustment provisions of GlobeTel’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating amount of the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the Over the Counter Bulletin Board on July 30, 2003.
(3)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.0000809.

EXPLANATORY NOTE

GlobeTel Communications Corp. (“GlobeTel”) is filing this registration statement on Form S-8 to register 21,000,000 additional shares of GlobeTel common stock authorized for issuance under the GlobeTel Communications Corp. 2003 Employee Benefit Plan (the “Plan”). On July 17, 2003, GlobeTel filed a registration statement on Form S-8 (registration no. 333-107131) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Plan has been amended to increase the total number of shares of GlobeTel common stock reserved for issuance under the Plan from 5,000,0000 to 26,000,000. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement.

The total number of shares of GlobeTel common stock available for issuance under the Plan in connection with offerings that commence on or after the date of this registration statement, will be 26,000,000, which includes the 21,000,000 shares of GlobeTel common stock registered pursuant to this registration statement and 5,000,000 shares of GlobeTel common stock that were registered on the Prior Registration Statement and reserved for issuance under the Plan.

As of July 30, 2003, GlobeTel has entered into a Consulting and Marketing License Agreement with Mark Neuhaus (“Neuhaus”), a consultant to GlobeTel. Neuhaus was retained to provide GlobeTel with services relating to marketing and new business opportunities as well as product distribution services. A copy of the Consulting and Marketing License Agreement is attached hereto as Exhibit 99.3.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this registration statement:

(a) GlobeTel’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, as filed with the Commission.

(b) GlobeTel’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Commission.

(c) The description of GlobeTel’s common stock, which is contained in GlobeTel’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 21, 2002.

In addition, all documents subsequently filed by GlobeTel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto

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indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filings of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8.	EXHIBITS

Exhibit No.	Description
5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company.

99.1	GlobeTel Communications Corp. 2003 Employee Benefit Plan attached as Exhibit 99.1 to the Prior Registration Statement filed on July 17, 2003, is incorporated by reference.

99.2	First Amendment to GlobeTel Communications Corp. 2003 Employee Benefit Plan

99.3	Consulting and Marketing License Agreement, dated July 30, 2003, between Mark Neuhaus and GlobeTel Communications Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 30th day of July, 2003.

GLOBETEL COMMUNICATIONS CORP.

By:	/s/ TIMOTHY M. HUFF
Timothy M. Huff
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy M. Huff his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ TIMOTHY M. HUFF	Chief Executive Officer and Director	July 30, 2003
Timothy M. Huff

/s/ THOMAS Y. JIMENEZ	Chief Financial Officer	July 30, 2003
Thomas Y. Jimenez

/s/ JERROLD R. HINTON	Director	July 30, 2003
Jerrold R. Hinton

	Director	July , 2003
Przemyslaw L. Kostro

/s/ MITCHELL L. SIEGEL	Director	July 30, 2003
Mitchell L. Siegel

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EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company.

99.2	First Amendment to GlobeTel Communications Corp. 2003 Employee Benefit Plan

99.3	Consulting and Marketing License Agreement, dated July 30, 2003, between Mark Neuhaus and GlobeTel Communications Corp.

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